Exhibit 10.21

February 6, 2003

Ms. Julie Archer Guillot

3016 Edgewater Drive

Austin, TX 78733

Dear Julie:

On behalf of NetSolve, Incorporated, I am pleased to offer you an executive role in our Program Management Office, reporting to David Hood, CEO. A mutually agreed upon formal title for this position is currently in progress. In this capacity, you will have the opportunity to be an important partner in that of NetSolve’s and your success.

The monthly base salary for this position will be $13,333.34 ($160,000.00 on an annualized basis) and will be paid on a semi-monthly basis. Pay periods currently end on the 15th day and the last day of each month. You will also be eligible for participation in the NetSolve’s Fiscal Year 2004 Management Incentive Plan.

You will accrue your first 40 hours of vacation once you have completed six months of service. Thereafter, you will accrue 3.3334 hours of vacation per pay period. This equates to two weeks of vacation once you have completed a year of service. In addition, you will be entitled to five personal holidays for the 2003 calendar year.

At the next regular meeting of the Board of Directors, we will recommend that you be issued Stock Options to purchase 10,000 shares of NetSolve Incorporated common stock, of which the maximum amount allowable under applicable regulations will be Incentive Stock Options with the remainder being non-qualified stock options, all pursuant to the Company’s stock option plan. The actual approval and grant of options, and the option price, will be subject to Board of Director’s approval and the provisions of the plan.

In addition to the above, NetSolve also offers employee benefits including group medical and dental insurance, 401(k) Plan, and a 125 Cafeteria Plan. You will become eligible for these benefits under, and subject to, the plans offered by the Company, which may be modified in the future to meet individual and Company needs.

All offers of employment made by NetSolve are contingent upon the following:

•	You are able to establish that you are authorized to work in the U.S.A. by the third day following your hire date; and

•	You agree to, and we receive, satisfactory results on a background check of your education, work, driving, and criminal history; and

•	You sign the enclosed NetSolve Proprietary Information and Inventions Agreement.

As with all our employees, if you should accept and then change your mind later, you can terminate your employment at any time for any or no reason, as can the Company, it being understood that your employment with the Company will be on an “at will” basis.

Julie, we look forward to your acceptance of our offer to join the NetSolve team. Please review its contents and feel free to contact me on any questions you may have. We are hopeful to have your decision as soon as possible with an anticipated start date of February 14, 2003.

Upon your acceptance, you will be contacted by Jenny Voight (340-3029) and Brianna Bohac (340-3154) both in our Employee Programs/Services area to set up an appointment for your initial new hire orientation/on-boarding meeting.

I shall look forward to working with you.

Sincerely,

/s/ Deborah Cerbone

Deborah Cerbone Dir., Talent & Career Opportunities

:dm

Enclosures

I accept this offer of employment at NetSolve, Inc.

/s/ Julie Archer Guillot	02/12/03
Julie Archer Guillot	Date: